# ASSIGNMENT OF ALL COPYRIGHTS, TRADEMARKS AND ANY AND ALL OTHER INTELLECTUAL PROPERTY

**Holmes to ShiftPixy, Inc.**

Steve Holmes, presently residing in Phoenix, Arizona, as "Assignor" hereunder, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby irrevocably transfers and assigns to ShiftPixy, Inc., a Wyoming corporation ("Assignee"), all of his worldwide rights, title and interests, whether legal, equitable or otherwise, whether based on registration or otherwise or based on statutory or common law, in and to each of the following "Intellectual Property Interests"—

(i) all copyrights, copyright registrations and any and all copyright interests of every kind and nature, and any and all renewals and extensions thereof that may be secured under all laws now or hereafter in force,

(ii) all trademarks, service marks, trade dress, trademark applications, trademark registrations, and trademark interests of every kind and any and all renewals and extensions thereof that may be secured under all laws now or hereafter in force, together with the business and goodwill of the business symbolized and/or associated with such marks (such assignment is a part of and subject to the assignment of all of Assignor's goodwill associated with such marks, and not an "assignment in gross"),

(iii) any and all proprietary and/or confidential information or trade secrets, and

(iv) any and all other ideas, processes, codes, or any portion thereof, which may or may not be patentable, and any patent, patent filing or application pertaining thereto, and any and all renewals and extensions thereof that may be secured under all laws now or hereafter in force—

relating to the items listed in Schedule A below, such rights and interests hereinafter collectively referred to as the "Intellectual Property Interests."

Assignor further irrevocably transfers and assigns to Assignee, in addition to the aforesaid Intellectual Property Interests, as well as all income, royalties, and damages now or hereafter due and/or payable to Assignor with respect to the Intellectual Property Interests, including without limitation, damages and payments for past or future infringements and misappropriations of the Intellectual Property Interests, any and all causes of action heretofore accrued in the Assignor's favor (without any duty to share any litigation proceeds with Assignor) for infringement of such Intellectual Property Interests, which are owned, possessed and controlled by Assignor (whether solely or in part), throughout the United States, its territories and possessions, and in all such other countries, if any, throughout the world wherein Assignor owns, possesses or controls the rights being transferred herein, to the full extent of such rights, and Assignor retains no rights in any of the Intellectual Property Interests whatsoever.

Assignor further covenants that he will execute all documents, papers, forms and authorizations and take all other actions that may be necessary for securing, completing, or vesting in Assignee the full rights, title, and interests—whether legal, equitable or otherwise, and whether based on registration or otherwise, or based on statutory or common law—in the Intellectual Property Interests. To this end, with regard to the Intellectual Property Interests, Assignor hereby authorizes and requests any and all state agencies, as applicable, and the United States Patent and Trademark Office and/or the United States Copyright Office, as applicable, to issue the certificate of registration in respect of the Trademark Application and/or the Copyright Application, as applicable, relating to such marks and works to Assignee for its sole use, and for the use of its legal representatives and assigns, to the full end of the term for which any such registration may be granted, as fully and entirely as the same would have been held by Assignors had this Assignment not been made.

Assignor warrants that he has the legal right to grant Assignee the assignment set forth herein and that such assignment does not infringe any third parties' rights.

A facsimile or electronically transmitted copy hereof shall be deemed an original.

IN WITNESS WHEREOF, the Assignor has executed this Assignment of Copyrights, Trademarks and Any and All Other Intellectual Property as of the day and year written below.

**ASSIGNOR:**

| | |
|---|---|
| **By:** | [signature] |
| **Name:** | Steve Holmes |
| **Date:** | 6/27/16 |

**Schedule A**

All versions of the following: the ShiftPixy mobile application